As filed with the Securities and Exchange Commission on August 25, 2026

Registration No. 333-256283

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-256283

UNDER THE SECURITIES ACT OF 1933

TWO HARBORS INVESTMENT CORP.

(Exact name of registrant as specified in its charter)

Maryland	27-0312904
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1601 Utica Avenue South, Suite 900

St. Louis Park, MN 55416

(Address of Principal Executive Offices)

Two Harbors Investment Corp.
2021 Equity Incentive Plan

(Full Title of the Plan)

Rebecca B. Sandberg

Vice President, Chief Legal Officer, Secretary and Chief Compliance Officer

c/o Two Harbors Investment Corp.

1601 Utica Avenue South, Suite 900

St. Louis Park, Minnesota 55416

Telephone: (612) 453-4100

(Name, address, and telephone number of agent for service)

Copies to:

Rory Hood

Braden McCurrach

Jones Day

250 Vesey Street

New York, New York 10281

Telephone: (212) 326-3814

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☒	Accelerated Filer	☐
Non-Accelerated Filer	☐	Smaller Reporting Company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Registration No. 333-256283) filed by Two Harbors Investment Corp., a Maryland corporation (the “Company”), with the Securities Exchange Commission (“SEC”) on May 19, 2021 (the “2021 Registration Statement”). The 2021 Registration Statement registered 17,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company to be issued pursuant to the Two Harbors Investment Corp. 2021 Equity Incentive Plan (the “2021 Plan”). On November 1, 2022, the Company completed a one-for-four reverse stock split of the Common Stock (the “Reverse Stock Split”), and the Company filed the Post-Effective Amendment No. 1 to the 2021 Registration to proportionately reduce the number of shares of Common Stock covered by the 2021 Registration Statement. As a result, as of November 1, 2022, on a post-Reverse Stock Split basis, the 2021 Registration Statement registers a maximum of 4,250,000 shares of Common Stock.

Pursuant to the Agreement and Plan of Merger, dated March 27, 2026, by and among the Company, CrossCountry Intermediate Holdco, LLC (“CCM”) and CrossCountry Merger Corp., a wholly owned subsidiary of CCM (“Merger Sub” and together with the Company and CCM, the “Merger Parties”), as amended by the First Amendment to the Agreement and Plan of Merger, dated April 28, 2026, by and among the Merger Parties and the Second Amendment to the Agreement and Plan of Merger, dated May 7, 2026, by and among the Merger Parties (collectively, the “CCM Merger Agreement”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of CCM. As a result of the transactions contemplated by the CCM Merger Agreement, the Company has terminated all offerings of its securities pursuant to the 2021 Registration Statement and hereby removes and withdraws from registration all securities registered pursuant to the 2021 Registration Statement that remain unsold as of the date hereof. The 2021 Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, as of August 25, 2026.

Dated: August 25, 2026	TWO HARBORS INVESTMENT CORP.

	By:	/s/ William Greenberg
William Greenberg
President and Chief Executive Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 2 to the 2021 Registration Statement.

3